Exhibit 99.1
NEWS RELEASE

NCI Building Systems Reports Strong
First Quarter 2016 Fiscal Year Results

HOUSTON, March 8, 2016 – NCI Building Systems, Inc. (NYSE: NCS) (“NCI” or the “Company”) today reported financial results for its first fiscal quarter ended January 31, 2016.
First Quarter 2016 Financial and Operational Highlights:

•	Sales rose 14.6% to $370.0 million, compared to $322.9 million in last year’s first quarter, primarily driven by the acquisition of CENTRIA that closed in January 2015.

•	Gross profit increased 24.4% to $89.7 million and gross margin expanded 190 basis points year-over-year to 24.2%.

•	Net income per diluted common share was $0.08, which included several offsetting special items that had a $0.01 favorable net impact on results.

•	Adjusted EBITDA increased 48.4% to $29.1 million and Adjusted EBITDA margin expanded 180 basis points to 7.9% compared to the prior year’s first quarter.

•	Buildings segment backlog grew 6% year-over-year and the consolidated backlog increased to $477.8 million, which now includes CENTRIA’s backlog of $117.8 million.
Norman C. Chambers, Chairman and Chief Executive Officer, commented, “Our first quarter results reflect the improvements we expected, as we continue to enhance our ability to manage our businesses despite market headwinds. We are pleased to have achieved both gross margin expansion and adjusted EBITDA growth, marking the seventh consecutive quarter of year-over-year improvement. Our solid financial and operational performance helped us deliver our best first quarter results since 2008.
NCI’s improved performance over fiscal 2015, which took place against a backdrop of choppy nonresidential markets and declining steel prices, is a direct result of our focused execution across our commercial, manufacturing, and supply chain initiatives. Our simplified organizational structure in both our manufacturing and commercial operations has enabled us to achieve an improved level of integration and productivity that continues to drive meaningful earnings growth.”
First Quarter 2016 Results
First quarter 2016 sales increased to $370.0 million, or 14.6%, from $322.9 million in last year's first quarter, due mainly to increased volumes across all three segments and the impact of the CENTRIA acquisition. While maintaining commercial discipline across each brand, revenue growth was lower than the underlying increase in volumes due to the pass-through of lower steel costs of approximately $15.0 million, compared to the year ago quarter. Each of the three operating segments produced year-over-year growth in operating income, with particularly strong results in the Components and Buildings group segments.
Gross profit increased 24.4% to $89.7 million from $72.1 million in the first quarter of 2015, while gross profit margin expanded 190 basis points to 24.2%, compared to 22.3% in the prior year period. The improved margin performance was driven largely by a combination of commercial discipline, effective supply chain initiatives and an improved product portfolio mix, including the investments in insulated metal panels (IMPs).
Engineering, selling, general and administrative (ESG&A) expenses increased 11.1% to $69.8 million from $62.9 million in the first quarter of 2015 due largely to the inclusion of CENTRIA. As a percentage of revenues, ESG&A expenses decreased approximately 60 basis points to 18.9% in the 2016 first quarter compared to 19.5% in the prior year’s period.
Adjusted operating income, a non-GAAP measure, increased 91.2% to $16.7 million in the current quarter from $8.7 million in the first quarter of 2015 due to the expansion in gross profit margin. On a GAAP basis, operating income increased to $15.3 million, or 233.8%, compared to $4.6 million in the prior year’s first quarter. Please see the reconciliation of Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income in the accompanying financial tables.

Adjusted EBITDA, a non-GAAP measure, defined in accordance with the Company's term loan credit agreement as earnings before interest, taxes, depreciation and amortization, and other cash and non-cash items, was $29.1 million, up 48.4% from $19.6 million in the prior year’s first quarter. This performance marks a continuation from the fourth quarter 2015, in which Adjusted EBITDA increased 55.6% year-over-year and the first 2016 quarter marks the 7th consecutive quarter of year-over-year growth in adjusted EBITDA.
First quarter 2016 net income was $5.9 million, or $0.08 per diluted common share, which included $1.3 million of one-time after tax charges related to $0.9 million of restructuring and severance charges and $0.4 million of strategic development and acquisition related costs pertaining to acquisitions that have been completed. Offsetting these charges was an after tax gain of $0.4 million, reflecting the asset recovery on the sale of an industrial facility in California, as well as a $1.9 million non-taxable bargain purchase gain recorded in association with the purchase of a Canadian IMP facility during the first quarter of fiscal 2016.
Interest expense increased to $7.9 million in the first quarter of 2016, compared to $4.0 million in last year’s first quarter as a result of the $250 million 8.25% senior notes issued to finance the CENTRIA acquisition.
Cash and cash equivalents at quarter’s end was $73.8 million compared to $50.7 million at the comparable period in fiscal 2015 and sequentially was $99.7 million at the end of the fourth quarter of fiscal 2015. The Company paid down an additional $10 million under its term loan in the first quarter of fiscal 2016, and expects to make total debt repayments of $40 million during the current fiscal year. NCI’s net debt leverage ratio at the end of the first fiscal quarter improved to 2.6x, moving closer to the pre- CENTRIA acquisition net leverage of 2.2x. In addition, the Company’s $150.0 million asset base lending facility remained undrawn as of January 31, 2016.
First Quarter 2016 Segment Performance
Third party sales in the Buildings group increased slightly to $146.0 million in the first quarter from $144.5 million in the prior year quarter, primarily due to higher volumes offset by lower steel cost pass-through. Adjusted operating income increased 27.6% to $12.2 million in the current quarter, compared to $9.6 million in the first quarter of fiscal 2015. The improved margins in the Buildings segment were driven by improvements in commercial discipline, supply chain management and manufacturing efficiencies.
The Components group generated $202.9 million in third-party sales during the quarter, an increase of 31.7% from $154.0 million in the first quarter of fiscal 2015, led by CENTRIA’s contribution, as well as continued strength of the legacy single skin and roll-up door product lines. Adjusted operating income increased to $16.8 million from $9.9 million in the same quarter last fiscal year. The Components segment’s profitability benefited from CENTRIA’s contribution, an improved product mix favoring insulated metal panels and manufacturing efficiencies. During the first quarter of fiscal 2016, CENTRIA contributed an incremental $45.4 million to the growth in sales and $1.5 million to the growth in Adjusted Operating Income.
Third party sales in the Coatings group were $21.2 million, a 13.3% decline from $24.4 million in last year’s first quarter. Adjusted operating income increased 21.2% to $4.8 million in the first quarter of fiscal 2016, compared to $4.0 million reported in the same period last year. The Coatings segment’s adjusted operating income profitability was driven primarily by increased operating leverage on higher total volumes processed, combined with cost reductions from restructuring efforts.
Market Commentary
Current market data continues to show subdued activity in nonresidential markets. According to Dodge Data & Analytics, low rise nonresidential new construction starts (0-5 stories), as measured in square feet reported to date, were down as much as 10% for the first quarter of our fiscal 2016 as compared to the first quarter of fiscal 2015. Based on expected subsequent revisions, we would expect that the final reported starts will be revised upward to range between slightly down to flat for the first quarter. However, leading indicators for low-rise, nonresidential construction activity continue to indicate positive momentum for fiscal year 2016, as discussed below.
The American Institute of Architects’ (AIA) Architecture Mixed Use Index has been a 9 to 11 month leading indicator for low rise nonresidential starts. Index readings over 50 are an indicator of year-over-year growth. Over the last 23 months, the Mixed Use Index has been above 50 in 14 of those months. Recently, this index decreased from 49.2 in November to 46.6 in December but increased 2.4 points to 49.0 in January 2016.
The Dodge Residential single family starts measured in square feet, which has been a 12 to 14 month leading indicator for square footage of nonresidential low rise starts, has shown year-over-year growth in 23 of the last 27 months.
Outlook
NCI expects to deliver the eighth consecutive quarter of year-over-year improvement in gross profit margin and Adjusted EBITDA in the second quarter of fiscal 2016. For the full year, NCI continues to expect 2016 to be a better year than 2015 in terms of both gross margin and Adjusted EBITDA. Similar to past years’ seasonal trends, the Company expects the second half performance in fiscal 2016 to be stronger than the first half.

For additional information and a more detailed outlook on the second quarter, please see the CFO Commentary at www.ncibuildingsystems.com under the “Investors” section.
Conference Call Information
The NCI Building Systems, Inc. first quarter 2016 conference call is scheduled for Wednesday, March 9, 2016, at 9:00 a.m. ET (8:00 a.m. CT). Please dial 1-412-902-0003 or 1-877-407-0672 (toll-free) to participate in the call. To listen to a live broadcast of the call over the Internet or to review the archived call, please visit the Company's website at www.ncibuildingsystems.com. To access the taped replay, please dial 1-201-612-7415 or 1-877-660-6853 (toll-free) and the passcode 13630696# when prompted. The taped replay will be available two hours after the call through March 16, 2016.
About NCI Building Systems
NCI Building Systems, Inc. is one of North America's largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States, Mexico and China with additional sales and distribution offices throughout the United States and Canada. For more information visit www.ncibuildingsystems.com.
Contact:
Darcey Matthews
Vice President, Investor Relations
281-897-7710
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "anticipate," "guidance," "plan," "potential," "expect," "should," "will," "forecast" and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. As a result, these forward-looking statements rely on a number of assumptions, forecasts, and estimates and, therefore, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Such forward-looking statements include, but are not limited to, the Company’s expectation of improvement in gross profit margin and Adjusted EBITDA, the Company’s expectation to generate significant cash from operating activities in fiscal 2016, the outlook for both operating performance and the nonresidential markets for fiscal 2016, the Company’s expectation of year-over-year improvement in gross profit margin and Adjusted EBITDA, and the Company’s expectation to reduce its debt by $40 million in fiscal 2016. Among the factors that could cause actual results to differ materially include, but are not limited to, industry cyclicality and seasonality and adverse weather conditions; challenging economic conditions affecting the nonresidential construction industry; volatility in the U.S. economy and abroad, generally, and in the credit markets; substantial indebtedness and our ability to incur substantially more indebtedness; our ability to generate significant cash flow required to service or refinance our existing debt, including the 8.25% senior notes due 2023, and obtain future financing; our ability to comply with the financial tests and covenants in our existing and future debt obligations; operational limitations or restrictions in connection with our debt; increases in interest rates; recognition of asset impairment charges; commodity price increases and/or limited availability of raw materials, including steel; our ability to make strategic acquisitions accretive to earnings; retention and replacement of key personnel; enforcement and obsolescence of intellectual property rights; fluctuations in customer demand; costs related to environmental clean-ups and liabilities; competitive activity and pricing pressure; increases in energy prices; volatility of the Company's stock price; dilutive effect on the Company's common stockholders of potential future sales of the Company's Common Stock held by our sponsor; substantial governance and other rights held by our sponsor; breaches of our information system security measures and damage to our major information management systems; hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance; changes in laws or regulations, including the Dodd–Frank Act; our ability to integrate the acquisition of CENTRIA with our business and to realize the anticipated benefits of such acquisition; the timing and amount of our stock repurchases; and costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters. See also the “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended November 1, 2015, which identifies other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.

###

NCI BUILDING SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Fiscal Three Months Ended
	January 31, 2016	February 1, 2015
Sales	$370,014	$322,926
Cost of sales	281,023	250,787
Asset recovery	(725)	—
Gross profit	89,716	72,139
	24.2%	22.3%
Engineering, selling, general and administrative expenses	69,850	62,869
Intangible asset amortization	2,416	1,493
Strategic development and acquisition related costs	681	1,729
Restructuring and impairment charges	1,510	1,477
Income from operations	15,259	4,571
Gain from bargain purchase	1,864	—
Interest income	22	7
Interest expense	(7,869)	(3,987)
Foreign exchange loss	(742)	(1,401)
Other expense, net	(189)	—
Income (loss) before income taxes	8,345	(810)
Provision (benefit) from income taxes	2,453	(490)
	29.4%	60.4%
Net income (loss)	$5,892	$(320)
Net income allocated to participating securities	(57)	—
Net income (loss) applicable to common shares	$5,835	$(320)
Income (loss) per common share:
Basic	$0.08	$(0.00)
Diluted	$0.08	$(0.00)
Weighted average number of common shares outstanding:
Basic	73,261	73,070
Diluted	73,771	73,070

Increase in sales	14.6%	3.9%

Engineering, selling, general and administrative expenses percentage	18.9%	19.5%

NCI BUILDING SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31, 2016	November 1, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$73,849	$99,662
Restricted cash	775	682
Accounts receivable, net	141,664	166,800
Inventories, net	150,563	157,828
Deferred income taxes	27,176	27,390
Prepaid expenses and other	29,996	31,834
Investments in debt and equity securities, at market	5,454	5,890
Assets held for sale	3,982	6,261
Total current assets	433,459	496,347
Property, plant and equipment, net	260,203	257,892
Goodwill	158,106	158,026
Intangible assets, net	153,991	156,395
Other assets	11,083	11,069
Total assets	$1,016,842	$1,079,729
LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable	$—	$513
Accounts payable	110,298	145,917
Accrued compensation and benefits	56,007	62,200
Accrued interest	1,359	6,389
Accrued Income taxes	231	9,296
Other accrued expenses	94,966	97,309
Total current liabilities	262,861	321,624
Long-term debt, net	434,147	444,147
Deferred income taxes	23,647	20,807
Other long-term liabilities	20,966	21,175
Total long-term liabilities	478,760	486,129
Common stock	737	745
Additional paid-in capital	633,220	640,767
Accumulated deficit	(347,841)	(353,733)
Accumulated other comprehensive loss	(8,621)	(8,280)
Treasury stock, at cost	(2,274)	(7,523)
Total stockholders' equity	275,221	271,976
Total liabilities and stockholders' equity	$1,016,842	$1,079,729

NCI BUILDING SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fiscal Three Months Ended
	January 31, 2016	February 1, 2015
Cash flows from operating activities:
Net income (loss)	$5,892	$(320)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	10,747	9,731
Deferred financing cost amortization	477	113
Share-based compensation expense	2,582	2,933
Gain from bargain purchase	(1,864)	—
Asset recovery	(725)	—
(Recovery of) provision for doubtful accounts	1,467	(149)
Provision for deferred income taxes	1,992	5,602
Excess tax benefits (shortfalls) from share-based compensation arrangements	261	(394)
Changes in operating assets and liabilities:
Accounts receivable	23,669	28,395
Inventories	7,469	(6,021)
Income tax receivable	—	(1,374)
Prepaid expenses and other	1,899	(264)
Accounts payable	(35,619)	(17,949)
Accrued expenses	(22,100)	(22,521)
Other, net	(347)	7
Net cash used in operating activities	(4,200)	(2,211)
Cash flows from investing activities:
Acquisitions, net of cash required	(3,071)	(247,123)
Capital expenditures	(5,772)	(5,002)
Proceeds from sale of property, plant and equipment	3,066	—
Net cash used in investing activities	(5,777)	(252,125)
Cash flows from financing activities:
Proceeds from stock options exercised	—	353
Deposit of restricted cash	(93)	—
Issuance of debt	—	250,000
Payments on term loan	(10,000)	(596)
Payments on note payable	(514)	(417)
Payment of financing costs	—	(9,218)
Purchases of treasury stock	(4,627)	(1,517)
Excess tax benefits (shortfalls) from share-based compensation arrangements	(261)	394
Net cash provided by (used in) financing activities	(15,495)	238,999
Effect of exchange rate changes on cash and cash equivalents	(341)	(598)
Net decrease in cash and cash equivalents	(25,813)	(15,935)
Cash and cash equivalents at beginning of period	99,662	66,651
Cash and cash equivalents at end of period	$73,849	$50,716

NCI Building Systems, Inc.
Business Segments
(In thousands)
(Unaudited)

	Fiscal Three Months Ended January 31, 2016		Fiscal Three Months Ended February 1, 2015		$ Inc/(Dec)	% Change
		% of Total		% of Total
Sales:		Sales		Sales
Engineered building systems	$148,975	34	$149,799	39	$(824)	(0.6)%
Metal components	230,456	54	172,789	46	57,667	33.4%
Metal coil coating	51,206	12	55,610	15	(4,404)	(7.9)%
Total sales	430,637	100	378,198	100	52,439	13.9%
Less: Intersegment sales	60,623	14	55,272	15	5,351	9.7%
Total net sales	$370,014	86	$322,926	85	$47,088	14.6%

		% of		% of
Operating income (loss):		Sales		Sales
Engineered building systems	$12,462	8	$8,718	6	$3,744	42.9%
Metal components	16,104	7	8,336	5	7,768	93.2%
Metal coil coating	4,819	9	3,977	7	842	21.2%
Corporate	(18,126)	—	(16,460)	—	(1,666)	(10.1)%
Total operating income (% of sales)	$15,259	4	$4,571	1	$10,688	233.8%

NCI BUILDING SYSTEMS, INC.
BUSINESS SEGMENTS
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) EXCLUDING SPECIAL CHARGES
FISCAL THREE MONTHS ENDED JANUARY 31, 2016 AND FEBRUARY 1, 2015
(In thousands)
(Unaudited)

	Fiscal Three Months Ended January 31, 2016
	Engineered Building Systems	Metal Components	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$12,462	$16,104	$4,819	$(18,126)	$15,259
Restructuring and impairment charges	500	285	—	725	1,510
Strategic development and acquisition related costs	—	366	—	315	681
Asset recovery	(725)	—	—	—	(725)
Adjusted operating income (loss)(1)	$12,237	$16,755	$4,819	$(17,086)	$16,725

	Fiscal Three Months Ended February 1, 2015
	Engineered Building Systems	Metal Components	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$8,718	$8,336	$3,977	$(16,460)	$4,571
Restructuring and impairment charges	871	606	—	—	1,477
Strategic development and acquisition related costs	—	—	—	1,729	1,729
Short lived acquisition method fair value adjustments	—	972	—	—	972
Adjusted operating income (loss)(1)	$9,589	$9,914	$3,977	$(14,731)	$8,749

(1)
The Company discloses a tabular comparison of Adjusted operating income (loss), which is a non-GAAP measure because it is instrumental in comparing the results from period to period. Adjusted operating income (loss) should not be considered in isolation or as a substitute for operating income (loss) as reported on the face of our statement of operations.

NCI BUILDING SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,
AMORTIZATION AND OTHER ITEMS (ADJUSTED EBITDA)
(In thousands)
(Unaudited)

	2nd Qtr May 3, 2015		3rd Qtr August 2, 2015	4th Qtr November 1, 2015	1st Qtr January 31, 2016	Trailing 12 Months January 31, 2016
Net income (loss)	$(7,488)		$7,220	$18,407	$5,892	$24,031
Add:
Depreciation and amortization	13,766		14,541	13,354	10,747	52,408
Consolidated interest expense, net	8,280		8,135	7,993	7,847	32,255
Provision (benefit) for income taxes	(4,087)		3,520	10,029	2,453	11,915
Restructuring and impairment charges	1,759		504	7,611	1,510	11,384
Gain from bargain purchase	—		—	—	(1,864)	(1,864)
Strategic development and acquisition related costs	628		701	1,143	681	3,153
Gain on legal settlements	—	—	—	(3,765)	—	(3,765)
Fair value adjustments of acquired inventory	775		1,000	—	—	1,775
Share-based compensation	2,201		2,568	1,677	2,582	9,028
Asset recovery	—		—	—	(725)	(725)
Adjusted EBITDA(1)	$15,834		$38,189	$56,449	$29,123	$139,595

	2nd Qtr May 4, 2014		3rd Qtr August 3, 2014		4th Qtr November 2, 2014	1st Qtr February 1, 2015	Trailing 12 Months February 1, 2015
Net income (loss)	$(4,905)		$6,089		$14,259	$(320)	$15,123
Add:							—
Depreciation and amortization	8,941		8,994		9,220	9,731	36,886
Consolidated interest expense, net	3,035		3,142		3,053	3,980	13,210
Provision (benefit) for income taxes	(3,057)		2,837		4,215	(490)	3,505
Restructuring and impairment charges	—		—		—	1,477	1,477
Gain on insurance recovery	(324)		—		—	—	(324)
Secondary offering costs	50		—	—	—	—	50
Strategic development and acquisition related costs	—	—	1,486	1,486	3,512	1,729	6,727
Fair value adjustments of acquired inventory	—		—		—	583	583
Share-based compensation	2,563		2,404		2,022	2,933	9,922
Adjusted EBITDA(1)	$6,303		$24,952		$36,281	$19,623	$87,159

(1)
The Company's Credit Agreement defines Adjusted EBITDA. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments and stock compensation as well as certain non-recurring charges. As such, the historical information is presented in accordance with the definition above. Concurrent with the amendment and restatement of the Term Loan Facility, the Company entered into an Asset-Based Lending facility which has substantially the same definition of Adjusted EBITDA except that the ABL facility caps certain non-recurring charges. The Company is disclosing Adjusted EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results.

NCI BUILDING SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME PER DILUTED COMMON SHARE AND NET INCOME (LOSS) COMPARISON
(Unaudited)

	Fiscal Three Months Ended
	January 31, 2016	February 1, 2015
Net income (loss) per diluted common share, GAAP basis	$0.08	$(0.00)
Restructuring and impairment charges, net of taxes	0.01	0.01
Strategic development and acquisition related costs, net of taxes	0.01	0.01
Asset recovery, net of taxes	(0.00)	—
Gain from bargain purchase	(0.03)	—
Short lived acquisition method fair value adjustments, net of taxes	—	0.01
Adjusted net income per diluted common shares(1)	$0.07	$0.03

	Fiscal Three Months Ended
	January 31, 2016	February 1, 2015
Net income (loss) applicable to common shares, GAAP basis	$5,835	$(320)
Restructuring and impairment charges, net of taxes	921	910
Strategic development and acquisition related costs, net of taxes	415	1,065
Asset recovery, net of taxes	(442)	—
Gain from bargain purchase	(1,864)	—
Short lived acquisition method fair value adjustments, net of taxes	—	599
Adjusted net income applicable to common shares(1)	$4,865	$2,254

(1)
The Company discloses a tabular comparison of Adjusted net income per diluted common share and Adjusted net income applicable to common shares, which are non-GAAP measures, because they are referred to in the text of our press releases and are instrumental in comparing the results from period to period. Adjusted net income per diluted common share and Adjusted net income applicable to common shares should not be considered in isolation or as a substitute for net income (loss) per diluted common share and net income (loss) applicable to common shares as reported on the face of our consolidated statement of operations.

NCI Building Systems, Inc.
Reconciliation of Segment Sales to Third Party Segment Sales
(In thousands)
(Unaudited)

	Fiscal 1st Qtr 2016		Fiscal 1st Qtr 2015		Inc/(Dec)	% Change
Engineered Building Systems
Total Sales	$148,975	35%	$149,799	40%	(824)	(0.6)%
Less: Intersegment sales	3,025		5,305		(2,280)	(43.0)%
Third Party Sales	$145,950	39%	$144,494	45%	1,456	1.0%
Operating Income	$12,462	9%	$8,718	6%	3,744	42.9%
Metal Components
Total Sales	$230,456	54%	$172,789	46%	57,667	33.4%
Less: Intersegment sales	27,555		18,761		8,794	46.9%
Third Party Sales	$202,901	55%	$154,028	48%	48,873	31.7%
Operating Income	$16,104	8%	$8,336	5%	7,768	93.2%
Metal Coil Coating
Total Sales	$51,206	12%	$55,610	15%	(4,404)	(7.9)%
Less: Intersegment sales	30,043		31,206		(1,163)	(3.7)%
Third Party Sales	$21,163	6%	$24,404	8%	(3,241)	(13.3)%
Operating Income	$4,819	23%	$3,977	16%	842	21.2%
Consolidated
Total Sales	$430,637	100%	$378,198	100%	52,439	13.9%
Less: Intersegment	60,623		55,272		5,351	9.7%
Third Party Sales	$370,014	100%	$322,926	100%	47,088	14.6%
Operating Income	$15,259	4%	$4,571	1%	10,688	233.8%